Exhibit 99.1

MATEON EXPANDS ITS COVID-19 THERAPEUTIC PROGRAM TO INCLUDE ARTEMISININ

In vitro data generated by the company and its collaborators supports the ability of artemisinin, an anti-malarial drug, to inhibit SARS-CoV-2 which can lead to COVID-19

Artemisinin complements OT-101 which continues to demonstrate potent activity against SARS-CoV-2 and expands the company’s intellectual property portfolio

AGOURA HILLS, Calif., April 08, 2020 (GLOBE NEWSWIRE) — Mateon Therapeutics, Inc. (OTCQB:MATN) (“Mateon”) today announced that its COVID-19 directed antiviral screening program discovered that Artemisinin is highly potent at inhibiting the ability of the COVID-19 causing virus (SARS-CoV-2) to multiply while also having an excellent safety index. Artemisinin is a natural derivative from the Asian herb Artemisia annua and has been used to treat malaria. The company plans to seek additional support to evaluate clinical proof of concept studies to show the potential of Artemisinin to treat SARS-CoV-2 virus infection and COVID-19 complications. The addition of Artemisinin provides the company with a number of candidates to address the SARS-CoV-2 virus with a combination of therapies including its leading drug candidate OT-101 and its antisense platform targeting the COVID-19 viral sequence.

Artemisinin derived from Chinese herb Artemisia annua L. (Sweet wormwood) has been used medicinally to treat fevers for centuries in China. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remains to be tested in well controlled and sufficiently powered clinical trials. However, given the known safety profile and the widespread use of Artemisinin the company anticipates that clinical development of Artemisinin can be abridged to effectively deal with the current COVID-19 pandemic.

The availability of Artemisinin as a pre-existing dietary supplement may allow it to be deployed immediately in developing countries where the healthcare system can easily be overwhelmed. Its safety is clearly superior to chloroquine and remesidivir. The company intends to work with partners who have distribution networks in developing countries to provide a clean supply to avert a humanitarian crisis.

Dr. Vuong Trieu, President and Chief Executive Officer of Mateon stated: “The discovery of Artemisinin through our fruitful collaboration with Golden Mountain Partners could be the solution for COVID-19 pandemic. This discovery is particularly important since we have the potential to advance the program rapidly because it is based on technology and product that are readily available. Like other potential COVID-19 therapeutic agents such as Hydrochloroquine and Remesidivir, the efficacy of Artemisinin remained to be tested in well controlled and sufficiently powered clinical trials but Artemisinin has many advantages against COVID-19.”

The newly reported results indicated that Artemisinin had an EC50 = 0.45 ug/ml and Safety Index = 140.

About Mateon

Mateon was created by the recent merger with Oncotelic – a developer of TGF-beta RNA therapeutics- and PoinTR- a cluster computer vision empowered blockchain company creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

During phase 2 clinical trials in pancreatic cancer, melanoma, and colorectal cancers (Study P001) and in high-grade gliomas (Study G004), meaningful clinical benefits were observed and OT-101 exhibited a favorable safety profile. These clinical benefits included long term survival and meaningful tumor reduction. Both partial and complete responses have been observed in the G004 Phase 2 clinical trial of OT-101 as a single agent in patients with aggressive brain tumors. The company’s self-immunization protocol (SIP©) is based on novel and proprietary sequential treatment of cancers with OT-101 (an antisense against TGF-β2) and chemotherapies. This sequential treatment strategy is aimed at achieving effective self-immunization against a patients’ own cancer, resulting in robust therapeutic immune response and consequently better control of the cancer and improved survival. Prolonged states of being cancer-free have been observed in some patients with the most aggressive forms of cancer, raising a renewed hope for a potential cure. The use of OT-101 lifts the suppression of the patient’s immune cells around the cancer tissue, providing the foundation for an effective initial priming, which is critical for a successful immune response. The subsequent chemotherapy results in the release of neoantigens that result in a robust boost of the immune response.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “innovative”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com